Exhibit 99.1
Dream Finders Homes Completes Acquisition of Beazer Homes
Combination Creates Sixth-Largest U.S. Homebuilder
JACKSONVILLE, Fla. — October 20, 2026 — Dream Finders Homes, Inc. (NYSE: DFH) ("Dream Finders") today announced the completion of its acquisition of Beazer Homes USA, Inc. ("Beazer") in an all-cash transaction with an enterprise value of approximately $2.2 billion. Beazer shareholders received $33.50 in cash for each share of Beazer common stock. As a result of the completion of the acquisition, Beazer’s common stock ceased trading on and was delisted from the New York Stock Exchange.
Patrick Zalupski, Founder, CEO, and Co-Chairman of Dream Finders, said, “Today, Beazer’s teams officially join ours, and the real work begins. We are closing this transaction in a challenging housing environment, and we are clear-eyed about that. But we believe this acquisition is transformative for Dream Finders. It makes us the nation’s sixth-largest homebuilder and brings us into new markets where Beazer was already proficient. We have been thoughtful in our approach, we are confident this is the right path, and the scale we gain is critical to our long-term growth. We will stay focused on execution rather than outside noise, and on our core priority — creating long-term value for our shareholders.
This is our ninth acquisition since our IPO in 2021 and by far our largest, and we are approaching it as we have every integration: with a clear plan and the understanding that success is earned one community and one homebuyer at a time. Our priority now is to transition the homes we build in Beazer’s communities to Dream Finders’ floor plans that better match what today’s buyers can afford, while leveraging our increased scale to lower construction costs and shorten build times. To our new colleagues from Beazer, welcome to Dream Finders. We are glad you are here.”
Rick Beckwitt, Co-Chairman of Dream Finders, said, “With the acquisition completed, the Board’s focus now turns to disciplined execution. This combination is built to perform throughout the housing market cycle. We continue to expect over $100 million of annual run-rate cost synergies and double-digit percentage EPS accretion in year one, while expanding our financial services platform and preserving the asset-light model that underpins our returns. We also remain committed to returning to and improving our current leverage metrics within 18 to 24 months, and the Board will work closely with management to ensure we deliver on that commitment.”
Dream Finders is now the nation’s sixth-largest homebuilder,1 with complementary geographic footprints spanning 26 of the top 50 MSAs2 and product strategies across entry-level and move-up positions. The acquisition expands Dream Finders’ footprint into California, Nevada, Indiana and Delaware, while broadening its presence in the Washington, D.C. metropolitan area, including Maryland, and adding scale in shared markets across Texas, Florida, South Carolina, North Carolina, Georgia and Arizona. Dream Finders expects to continue to enhance the homebuying experience through lower unit costs and expanded financial services, utilizing its in-house title insurance and mortgage banking capabilities to deliver greater value and convenience to customers.
1 Based on CY2025A revenue within U.S. headquartered homebuilders.
2 Metropolitan Statistical Areas defined by The U.S. Office of Management and Budget, which are ranked by population size

Advisors
Goldman Sachs & Co. LLC, BofA Securities, Zelman Partners and Vestra Advisors acted as financial advisors to Dream Finders. Foley & Lardner LLP acted as legal counsel to Dream Finders.
J. P. Morgan Securities LLC and Moelis & Company LLC acted as financial advisors to Beazer. King & Spalding LLP acted as legal counsel to Beazer.
About Dream Finders Homes
Dream Finders Homes (NYSE: DFH), headquartered in Jacksonville, Florida, was recognized as the 2025 National Builder of the Year by Builder magazine. Dream Finders builds single-family homes throughout the Southeast, Mid-Atlantic, Midwest, Southwest and West, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, Arizona, California, Nevada, Indiana, Delaware and the Washington, D.C. metropolitan area, which comprises Washington, D.C., Northern Virginia and Maryland. As the Official Home Builder of the PGA TOUR, the Jacksonville Jaguars and the Tampa Bay Rays, Dream Finders is deeply committed to excellence beyond homebuilding and into the communities it serves. Through its wholly owned subsidiaries, Dream Finders also provides mortgage financing as well as title agency and underwriting services to homebuyers. Dream Finders achieves its growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.
Cautionary Statement Regarding Forward-Looking Information
The information presented herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
These risks, uncertainties and assumptions are discussed in Dream Finders’ Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the U.S. Securities and Exchange Commission. In addition to factors previously disclosed in Dream Finders’ reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements and historical performance: the outcome of any legal proceedings relating to the acquisition that may be instituted against Dream Finders or Beazer; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the acquisition; Dream Finders’ ability to complete the integration of Beazer successfully or fully realize cost savings and other benefits and other consequences associated with mergers, acquisitions and divestitures; the level of indebtedness incurred in connection with the acquisition and Dream Finders’ ability to reduce leverage within anticipated timeframes or to access capital on acceptable terms; the effects of the completion of the acquisition on the market price of Dream Finders’ common stock, credit ratings or operating results; the potential impact of the acquisition on relationships, including with employees, customers and competitors; housing market conditions, including homebuyer affordability and demand; and changes in mortgage interest rates and mortgage availability. Dream Finders undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.
Contacts:
Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com